Exhibit 99.1

SYSTEMAX REPORTS THIRD QUARTER FINANCIAL RESULTS

-- Consolidated Sales Up 4%, Driven by B2B Channels --
-- Industrial Products Sales Up 28% --

PORT WASHINGTON, NY, November 1, 2011 – Systemax Inc. (NYSE: SYX) today announced financial results for the third quarter and nine months ended September 30, 2011.

Performance Summary (U.S. dollars in millions, except per share data)
Highlights	Quarter Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
Sales	$901.2	$862.7	$2,703.3	$2,583.8
Gross profit	$131.3	$115.3	$390.8	$353.3
Gross margin	14.6%	13.4%	14.5%	13.7%
Operating income	$19.1	$12.1	$59.6	$48.6
Operating margin	2.1%	1.4%	2.2%	1.9%
Diluted earnings per share	$0.29	$0.23	$1.07	$0.79
Special (gains) charges, net	$0.4	$2.9	$(6.2)	$3.2
Special (gains) charges, net, per diluted share, after tax	$0.01	$0.05	$(0.11)	$0.05

Third Quarter 2011 Financial Highlights:

●	Consolidated sales grew 4% to a record $901.2 million in U.S. dollars. On a constant currency basis, sales grew 2%.
●	Business to business channel sales grew 17% to $508.2 million in U.S. dollars. On a constant currency basis, sales grew 12%.
●	Consumer channel sales declined 8% to $393.0 million in U.S. dollars. On a constant currency basis, sales declined 9%.
●	“Same store” business to business sales grew 9% and same store consumer sales declined 11% on a constant currency basis.
●
Special charges incurred were approximately $0.4 million on a pre-tax basis, or $0.01 per diluted share after tax, consisting of legal and professional fees, related to the previously disclosed investigation and settlement with a former officer and director.

●	Operating income grew 58% to $19.1 million.
●	Diluted earnings per share (EPS) grew 26% to $0.29.

Nine Months 2011 Financial Highlights:

●	Consolidated sales grew 5% to a record $2.7 billion in U.S. dollars. On a constant currency basis, sales grew 2%.
●	Business to business channel sales grew 13% to $1.5 billion in U.S. dollars. On a constant currency basis, sales grew 10%.
●	Consumer channel sales declined 4% to $1.2 billion in U.S. dollars. On a constant currency basis, sales declined 5%.
●
The Company recorded special gains, net of legal and professional fees, of $6.2 million on a pre-tax basis, or approximately $0.11 per diluted share after tax, related to the previously disclosed investigation and settlement with a former officer and director.

●	Operating income grew 23% to $59.6 million.
●	Diluted EPS grew 35% to $1.07.

Richard Leeds, Chairman and Chief Executive Officer, said, “I am pleased with our top line performance, which continues to be driven by our business-to-business channels and specifically our Industrial Products group, which posted a 28% revenue increase. Our retail stores delivered another solid quarterly performance; however, our consumer related sales remain challenging, particularly on the web.  During the quarter we effected decisions to increase gross margins, which contributed to our 120 basis point improvement in consolidated gross margin.  We also remain focused on improving our operating cost structure and are pleased with the initial results of our initiatives, which are just starting to flow through our results and contributed to our 70 basis point improvement in consolidated operating margin.  Our efforts in this regard are ongoing and focused on driving inventory efficiencies, the optimization of our distribution centers and information technology investments.

“Our business is diversified by market, channel and geography, and we remain well positioned as we enter the holiday sales period.  Overall we have a very sound business with a web-centric model that allows us to drive efficiencies across our integrated multi-channel platform.  We are executing on our growth initiatives and prudently managing our balance sheet to maximize our cash generation.”

	Supplemental Channel Sales (in millions)
Channel	Quarter Ended September 30,				Nine Months Ended September 30,
	2011	%	2010	%	2011	%	2010	%
Business to business,1	$508.2	56%	$435.2	50%	$1,471.2	54%	$1,297.9	50%
Consumer, 2	$393.0	44%	$427.5	50%	$1,232.1	46%	$1,285.9	50%
Consolidated Sales	$901.2	100%	$862.7	100%	$2,703.3	100%	$2,583.8	100%

1Includes sales from managed business relationships, including outbound call centers and extranets, and the entire Industrial Products and Corporate segments.
2 Includes sales from retail stores, consumer websites, inbound call centers and television shopping.

Supplemental “Same Store” Channel Growth1 – Q3 2011 vs. Q3 2010
Channel	Change
Business to business	9%
Consumer	-11%
Consolidated Sales	-1%

1Excludes revenue at retail stores, websites and call centers operating for less than 14 full months as of the beginning of the current comparison period and computed on a constant currency basis.  The method of calculating comparable store and channel sales varies across the retail and direct marketing industry.  As a result, Systemax’s method of calculating comparable sales may not be the same as other companies’ methods.

	Supplemental Product Category Sales Summary (in millions)
Product Category	Quarter Ended September 30,				Nine Months Ended September 30,
	2011	%	2010	%	2011	%	2010	%
Computers	$280.7	31%	$221.9	26%	$742.4	28%	$650.8	25%
Computer accessories & software	$247.5	27%	$237.9	27%	$769.1	28%	$719.2	28%
Consumer electronics	$167.0	19%	$189.0	22%	$543.4	20%	$573.7	22%
Computer components	$99.5	11%	$132.2	15%	$348.5	13%	$402.6	16%
Industrial products	$87.0	10%	$67.8	8%	$236.6	9%	$184.6	7%
Other	$19.5	2%	$13.9	2%	$63.3	2%	$52.9	2%
Consolidated Sales	$901.2	100%	$862.7	100%	$2,703.3	100%	$2,583.8	100%

	Supplemental Business Unit Sales Summary (in millions)
Business Unit	Quarter Ended September 30,				Nine Months Ended September 30,
	2011	%	2010	%	2011	%	2010	%
Technology Products	$813.3	90%	$794.2	92%	$2,464.3	91%	$2,397.4	93%
Industrial Products	$87.0	10%	$67.8	8%	$236.6	9%	$184.6	7%
Corporate and Other	$0.9	-%	$0.7	-%	$2.4	-%	$1.8	-%
Consolidated Sales	$901.2	100%	$862.7	100%	$2,703.3	100%	$2,583.8	100%

Working capital grew by $34.8 million to $335.7 million and cash and cash equivalents grew by $34.3 million to $126.4 million at September 30, 2011. The Company had availability under its credit facility of approximately $106.6 million and total cash and available liquidity of approximately $233.1 million at September 30, 2011.  Short and long-term debt totaled approximately $8.5 million at September 30, 2011.

The Company’s effective tax rate for the third quarter was 38.0% compared to 37.3% in the third quarter of 2010.  The higher effective tax rate for the quarter is due to a larger percentage of pre-tax income in high tax jurisdictions in 2011.  The effective tax rate for the nine months ended September 2011 was 32.7% compared to 37.3% for the same period last year. The lower effective tax rate for the first nine months of 2011 is primarily the result of the company having a higher pretax income in France compared to the same period in 2010. The pre-tax income in

France is offset by the use of net operating loss carryforwards which have a full valuation allowance applied.

Earnings Conference Call Details

Systemax Inc. will host a teleconference to discuss its third quarter 2011 results today, November 1, 2011 at 5:00 p.m. Eastern Time.  A live webcast of the teleconference will be available on the Company’s website at www.systemax.com in the investor relations section. The webcast will also be archived on www.systemax.com for approximately 90 days.

About Systemax Inc.

Systemax Inc. (http://www.systemax.com), a Fortune 1000 company, sells personal computers, computer components and supplies, consumer electronics and industrial products through a system of branded e-Commerce websites, retail stores, relationship marketers and direct mail catalogs in North America and Europe. The primary brands are TigerDirect, CompUSA, Circuit City, MISCO, WStore and Global Industrial.

Forward-Looking Statements

This press release contains forward-looking statements about the Company’s performance.  These statements are based on management’s estimates, assumptions and projections and are not guarantees of future performance.  The Company assumes no obligation to update these statements.  Actual results may differ materially from results expressed or implied in these statements as the result of risks, uncertainties and other factors including, but not limited to: (a) unanticipated variations in sales volume, (b) economic conditions and exchange rates, (c) actions by competitors, (d) the continuation of key vendor relationships, (e) the ability to maintain satisfactory loan agreements with lenders, (f) risks associated with the delivery of merchandise to customers utilizing common carriers, (g) the operation of the Company’s management information systems, and  (h) unanticipated legal and administrative proceedings.  Please refer to “Risk Factors” and the Forward Looking Statements sections contained in the Company’s Form 10-K for a more detailed explanation of the inherent limitations in such forward-looking statements.

Investor/Media Contacts:
Dianne Pascarella / Nancy Zakhary
Brainerd Communicators, Inc.
212-986-6667
pascarella@braincomm.com
nancy@braincomm.com
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SYSTEMAX INC.
Condensed Consolidated Statements of Operations – Unaudited
(In thousands, except per share amounts)

	Quarter Ended		Nine Months Ended
	September 30*		September 30*
	2011	2010	2011	2010
Net sales	$901,180	$862,705	$2,703,269	$2,583,817
Cost of sales	769,842	747,450	2,312,490	2,230,560
Gross profit	131,338	115,255	390,779	353,257
Gross margin	14.6%	13.4%	14.5%	13.7%
Selling, general and administrative expenses	111,783	100,304	337,417	301,458
Special (gains) charges, net	443	2,855	(6,203)	3,198
Operating income	19,112	12,096	59,565	48,601
Operating margin	2.1%	1.4%	2.2%	1.9%
Interest and other (income) expense, net	1,973	(1,650)	519	1,040
Income before income taxes	17,139	13,746	59,046	47,561
Provision for income taxes	6,510	5,124	19,292	17,738
Effective tax rate	38.0%	37.3%	32.7%	37.3%
Net income	$10,629	$8,622	$39,754	$29,823
Net margin	1.2%	1.0%	1.5%	1.2%

Net income per common share:
Basic	$0.29	$0.23	$1.08	$0.81
Diluted	$0.29	$0.23	$1.07	$0.79

Weighted average common and common equivalent shares:
Basic	36,547	37,053	36,840	36,935
Diluted	36,720	37,586	37,169	37,577

SYSTEMAX INC.
Condensed Consolidated Balance Sheets
(In thousands)
	(Unaudited)
	September 30*	December 31*
	2011	2010
Current assets:
Cash and cash equivalents	$126,419	$92,077
Accounts receivable, net	254,700	276,344
Inventories	340,202	370,375
Prepaid expenses and other current assets	28,356	26,441
Total current assets	749,677	765,237
Property, plant and equipment, net	70,877	73,765
Goodwill, intangibles and other assets	53,576	55,098
Total assets	$874,130	$894,100

Current liabilities:
Short-term debt	$2,420	$2,655
Accounts payable and accrued expenses	411,542	461,710
Total current liabilities	413,962	464,365
Long-term debt	6,060	7,386
Other liabilities	14,123	13,081
Shareholders’ equity	439,985	409,268
Total liabilities and shareholders’ equity	$874,130	$894,100

* Systemax manages its business and reports using a 52-53 week fiscal year that ends at midnight on the Saturday closest to December 31.  For clarity of presentation, fiscal years and quarters are described as if they ended on the last day of the respective calendar month.  The actual fiscal quarter ended on October 1, 2011. The third quarters of both 2011 and 2010 included 13 weeks. The first nine months of both 2011 and 2010 included 39 weeks.